Exhibit 10.35

RealNetworks, Inc. Executive Management Bonus Plan – Section 16b Executive Officers

OBJECTIVE OF THE PLAN

The objective of the RealNetworks’ Executive Management Bonus Plan (EMBP) is to reward executive officers for their contribution to the Company’s success and ensure market competitiveness as we work to attract and retain high caliber talent. RealNetworks has adopted this plan to reward high performance consistent with our core business objectives. The EMBP is administered under the Company’s 2005 Stock Incentive Plan, as amended and restated.

EFFECTIVE DATE

The effective date of this Plan is January 1, 2011 – December 31, 2011. Payout, if earned will be made by no later than March 15, 2012.

PLAN METRICS

Total attainment for the target period is based on financial metrics focused on revenue and EBITDA for both divisional results as well as corporate results equally weighted. For those executive officers without divisional responsibility, the plan metrics will be equally weighted on corporate revenue and EBITDA results.

A discretionary modifier of +/- 25% is reserved for Compensation Committee discretion to adjust the calculated payout of an individual executive officer upward or downward by up to 25%. The basis for the modifier being applied is entirely at the discretion of the Compensation Committee when reviewing such things as: shareholder value creation, revenue growth, cash flow generation, use of capital, etc. Notwithstanding the preceding, the Compensation Committee will not have discretion to increase the payment for any Section 162(m) Participant.

MBO PAYOUT MECHANICS

Revenue:

•	Revenue - in order to maintain consistent revenue growth year over year, performance under 90% of the revenue target goal will not be rewarded.

Attainment	Incentive Payout
< 90%	No Payout
90% - 100%	70% - 100%
100% - 120%+*	100% - 160%*

*	Payout for revenue results will be capped at 100% until EBITDA attainment reaches 100% and will have a maximum payout of 160%.

EBITDA:

•	EBITDA - in order to maintain fiscal responsibility, performance under 90% of target will not be rewarded. Attainment at or above 50% will be paid out linearly to a maximum of 160%.

Attainment	Incentive Payout
<50%	No Payout
50% - 160%	50% - 160%*

*	Payout for EBITDA results will have a maximum payout of 160%.

Terms and Conditions

•

2011 EMBP calculations and payments are completed and made after the end of the plan year with payout timing approximately 30 - 45 days after the close of the plan year. In all circumstances, any payouts that are earned in the plan year will be paid by March 15 of the following year, at the latest.

•	You must be in an eligible position on the first and last day of the month to participate in the EMBP program for that month.

•

Salary, eligible position changes and/or transfers from one eligible group to another within a month will be based on status at the beginning of the quarter. Changes after the first day of the quarter will be reflected in the next month.

•

In order to receive a payout from the plan you must be on the company’s payroll as of the last day of the plan year and on the company’s payroll as of the date the award is scheduled to be paid, subject to the following. If your employment terminates due to your total and permanent disability or death, you or your estate, still may, in the discretion of the Compensation Committee be eligible to receive any payout that otherwise was earned.

•

Notwithstanding any other provision of the plan the Compensation Committee, in its sole discretion, may increase (other than for a Section 162(m) Participant), reduce or eliminate a participant’s award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

•

The Compensation Committee has all power and discretion to interpret and administer the Plan, including (but not limited to) the power to determine who is eligible for the Plan and the size of any payouts.

•

The Compensation Committee may delegate all or any part of its powers under the Plan to the company’s CEO and SVP HR, except that the CEO and SVP HR may not administer the Plan with respect to participants who are executive officers of the company. (For this purpose, an individual will be considered an executive officer of the company if his or her role at the company falls within the definition of “officer” under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.)

•	The Compensation Committee reserves the right to adjust targets/measurements based on acquisition or disposition of businesses/assets.

•	The Section 162(m) Participants are the Company’s President and Chief Executive Officer, Chief Financial Officer, and Executive Vice President.